Exhibit 99.1

Net1 provides update on court process regarding declaratory order

Johannesburg, June 28, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that the declaratory order being sought by the Company regarding the interpretation of the Regulations to the Social Assistance Act has been set down for argument in the Gauteng Division, Pretoria of the High Court of South Africa on October 17 and 18, 2016.

Today’s court order prohibits the South African Social Security Agency (“SASSA”) from making any representations to the South African Police Services and the National Prosecuting Authority regarding the criminal charges laid against the Company and Grindrod Bank for the alleged contravention of the Social Assistance Act pending the determination of the dispute, including the determination of any appeals. In addition, the order prevents SASSA from issuing further demands to the Company and Grindrod Bank to stop the processing of debit transactions against SASSA bank accounts pending the determination of the dispute, including the determination of any appeals.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including statements relating to the timing or substance of any High Court ruling. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com